                                                            Exhibit - (d) (xiii)

December 1, 2008

Randall W. Merk
President and Chief Executive Officer
Charles Schwab Family of Funds
101 Montgomery Street
San Francisco, CA 94104

Re: Charles Schwab Family of Funds

Dear Mr. Merk:

This letter will confirm our agreement, effective December 2, 2008, to limit net operating expenses for the following fund, as noted in the table below and described in the amendment to the funds' registration statement filed on December 2, 2008 with the Securities and Exchange Commission.

                                      NET OPERATING   GUARANTEED
FUND                                  EXPENSE LIMIT    THROUGH
----                                  -------------   ----------
SCHWAB GOVERNMENT MONEY FUND(TM)
   INVESTMENT SHARES                      60 bps        4/29/10
SCHWAB U.S. TREASURY MONEY FUND(TM)
   INVESTMENT SHARES                      51 bps        4/29/10

Sincerely,


/s/ George Pereira                             /s/ Carolyn Stewart
------------------------------------------     ---------------------------------
George Pereira                                 Carolyn Stewart
Senior Vice President and                      Vice President
Chief Financial Officer                        Mutual Funds GIS/Collective Trust
Charles Schwab Investment Management, Inc.     and Governance
                                               Charles Schwab & Co., Inc.

cc:
      Clinton, Michael
      Felton, Koji
      Gao, Zuogang
      Hand, Gregory
      Lee, Howard
      Passaglia, Donna
      Pereira, George
      Pierce, Jim
      Stewart, Carolyn